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                           GRAND COURT LIFESTYLES, INC

                       3,000,000 Shares of Common Stock(1)

                            SELECTED DEALER AGREEMENT


Ladies and Gentlemen:

1. Registration under the Securities Act of 1933, as amended (the "Act"), of 3,000,000 shares of common stock, $.01 par value ("Common Stock"), of Grand Court Lifestyles, Inc., a Delaware corporation (the "Company"), as more fully described in the final prospectus enclosed herewith (the "Prospectus"), has become effective. We are offering certain of the shares of Common Stock for purchase by a selected group on the terms and conditions stated herein.

Authorized Public
Offering Price:                 $_______ per share of Common Stock.

Dealers' Selling                A minimum of $_____ per share of Common Stock
Concession:                     payable fifty percent (50%) upon the settlement
                                date and fifty percent (50%) upon the earlier to occur of (i) termination of the Selected Dealer
                                Agreement or (ii) 90 days after purchase by any of the Selected Dealers, except as provided below. We reserve the right not to pay such concession on any of the shares of Common Stock purchased by any of the Selected Dealers from us and repurchased in the open market prior to the earlier of such termination or 90 days after purchase by any of the Selected Dealers, subject to the terms of Paragraph 3 hereof.

Delivery and                    Delivery of the shares of Common Stock shall be
Payment:                        made on or about ___________, 1998 or such later
                                date as we may advise, at the office of Royce

------------
(1) Plus the Over-Allotment Option available to the Underwriters to purchase up to an additional 450,000 shares of Common Stock, subject to certain terms and conditions as described in the Underwriting Agreement.


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                                Investment Group, Inc., 199 Crossways Park
                                Drive, Woodbury, New York 11797, or at such other place as we shall specify on not less than one day's notice to you. Payment for the shares of Common Stock is to be made, against delivery, at the full authorized public offering price stated above, or, if we shall so advise you, at the public offering price less the dealers' selling concession stated above, by a certified or official bank check payable to the order of Royce Investment Group, Inc., in New York Clearing House Funds.


Termination:                    This Agreement shall terminate at the close of
                                business on the 45th day following the effective date of the Registration Statement (of which the enclosed Prospectus forms a part), unless extended at our discretion for a period or periods not to exceed 45 additional days. We may terminate this Agreement, whether or not extended, at any time without notice.

2. Except as otherwise expressly provided in this Agreement, members of the Selected Dealers may immediately offer the shares of Common Stock for sale and take orders therefor only at the public offering price, subject to confirmation and allotment by us. We, in turn, are prepared to receive orders subject to confirmation and allotment by us. We reserve the right to reject any order in whole or in part or to allot less than the number of shares of Common Stock applied for. Orders transmitted by telephone must be promptly confirmed by letter or telegram.

3. If prior to the termination of this Agreement with respect to the offering of the Common Stock, you purchase or contract to purchase shares of Common Stock which were purchased by us from you or from any dealer at a concession from the public offering price (including any shares of Common Stock represented by certificates which shares of Common Stock may have been issued on transfer of or in exchange for certificates originally representing such shares of Common Stock), in your discretion you may (i) sell for our account the shares of Common Stock so purchased and debit or credit our account for the loss of profit resulting from such sale, (ii) charge our account with an amount equal to the concession to dealers with respect thereto and credit such amount against the cost thereof or (iii) require us to purchase such shares of Common Stock at a price equal to the total cost of such purchase including commissions, accrued interest, amortization of original issue discount or dividends and transfer taxes on delivery.



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4.       You, by becoming a member of the Selected Dealers, agree (a) to take up and pay for the number of shares of Common Stock allotted and confirmed to you, (b) not to use any of the shares of Common Stock to reduce or cover any short position you may have, (c) upon our request, to advise us of the number of shares of Common Stock purchased from us as manager of the Selected Dealers remaining unsold by you and to resell to us any or all of such unsold shares of Common Stock at the public offering price stated above, less all or such part of the concession allowed you as we may determine, and (d) to make available a copy of the Prospectus to all persons who on your behalf will solicit orders for the shares of Common Stock prior to the making of such solicitations by such persons. You are not authorized to give any information or to make any representations other than those contained in the Prospectus or any supplements or amendments thereto.

5. As contemplated by Rule l5c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we agree to mail a copy of the Prospectus to any person making a written request therefor during the period referred to in the rules and regulations adopted under the Exchange Act, the mailing to be made to the address given in the request. You confirm that you have delivered all preliminary prospectuses and revised preliminary prospectus, if any, required to be delivered under the provisions of Rule 15c2-8 and agree to deliver all copies of the Prospectus required to be delivered thereunder. We have heretofore delivered to you such preliminary prospectuses as have been required by you, receipt of which is hereby acknowledged, and will deliver such further prospectuses as may be requested by you.

6. You agree that until termination of this Agreement you will not make purchases or sales of the shares of Common Stock except (a) pursuant to this Agreement, (b) pursuant to authorization received from us, or (c) in the ordinary course of business as broker or agent for a customer pursuant to any unsolicited order.

7. Additional copies of the Prospectus and any supplements or amendments thereto shall be supplied in reasonable quantity upon request.

8. The shares of Common Stock are offered by us for delivery when, as and if sold to, and accepted by, us and subject to the terms herein and in the Prospectus or any supplements or amendments thereto, to our right to vary the concessions and terms of offering after their release for public sale, to approval of counsel as to legal matters and to withdrawal, cancellation or modification of the offer without notice.

9. Upon written application to us, you shall be informed as to the jurisdictions under the securities or blue sky laws of which we believe the shares of Common Stock are eligible for sale, but we assume no responsibility as to such eligibility or the right of any member of the Selected Dealers to sell any of the shares of Common Stock in any



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         jurisdiction. We have caused to be filed a State Notice and Further
         State Notice relating to such of the shares of Common Stock to be offered to the public in New York in the form required by, and pursuant to, the provisions of Article 23A of the General Business Law of the State of New York. Upon the completion of the public offering contemplated herein, each member of the Selected Dealers agrees to promptly furnish to us, upon our request, territorial distribution reports setting forth each jurisdiction in which sales of the shares of Common Stock were made by such member, the number of shares of Common Stock sold in such jurisdiction, and any further information as we may request, in order to permit us to file on a timely basis any report which we as underwriter of the offering or manager of the Selected Dealers may be required to file pursuant to the securities or blue sky laws of any jurisdiction.

10. You, by becoming a member of the Selected Dealers, represent that you are (a) a member in good standing of the NASD, or (b) a foreign dealer, who is not eligible for membership in said NASD and has agreed not to sell the shares of Common Stock (i) to purchasers in, or to persons who are nationals of, the United States of America, and (ii) except in compliance with (A) the Interpretation with Respect to Free-Riding and Withholding of said NASD as to sales outside the United States and (B) Rules 2730, 2740, 2420 (applicable to a non-member broker/dealer in a foreign country) and 2750 of said NASD's Conduct Rules. In addition, if you are a member of the NASD you confirm that you will not reallow any commissions to any non-member broker/dealers, including foreign broker/dealers registered pursuant to the Exchange Act.

11. You, by becoming a member of the Selected Dealers, represent that (a) neither you nor any of your directors, officers, partners or "persons associated with" you (as defined in the By-Laws of the NASD) nor, to your knowledge, any "related person" (defined by the NASD to include counsel, financial consultants and advisors, finders, members of the selling or distribution groups, and any other persons associated with or related to any of the foregoing) or any other broker-dealer, (i) within the last 18 months have purchased in private transactions, or intends before, at or within six months after the commencement of the public offering of the shares of Common Stock to purchase in private transactions, any securities of the Company or any parent, predecessor, or subsidiary thereof, (ii) within the last 12 months had any dealings with any of the Company or the parent, predecessor, subsidiary or controlling shareholder thereof, except as we are notified by you in writing, or (iii) have, except as contemplated by this Agreement, any agreement, arrangement, or understanding to receive compensation in connection with (as defined by the NASD) the distribution of the shares of Common Stock.

12. Nothing herein shall constitute any members of the Selected Dealers partners with us or with each other, but you agree, notwithstanding any prior settlement of accounts or termination of this Agreement, to bear


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         your proper proportion of any tax or other liability based upon the claim that the Selected Dealers constitute a partnership, association, unincorporated business or other separate entity and a like share of any expenses of resisting any such claim.

13. We shall be the underwriter of the offering and manager of the Selected Dealers and shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or the Selected Dealers or any members of them. Except as expressly stated herein, or as may arise under the Act, we shall be under no liability to any member of the Selected Dealers as such for, or in respect of,
         (i) the validity or value of the shares of Common Stock, (ii) the form of, or the statements contained in, the Prospectus, the Registration Statement of which the Prospectus forms a part, any supplements or amendments to the Prospectus or such Registration Statement, any preliminary prospectus, any instruments executed by, or obtained or any supplemental sales data or other letters from, the Company, or others,
         (iii) the form or validity of the Underwriting Agreement, or this Agreement, (iv) the eligibility of any of the shares of Common Stock for sale under the laws of any jurisdiction, (v) the delivery of the shares of Common Stock, (vi) the performance by the Company or others of any agreement on its or their part, (vii) or any matter in connection with any of the foregoing, except our own want of good faith.

14. If for federal income tax purposes the Selected Dealers, among themselves or with the underwriters, should be deemed to constitute a partnership, then we elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and we agree not to take any position inconsistent with such selection. We authorize you, in your discretion, to execute and file on our behalf such evidence of such selection as may be required by the Internal Revenue Service.

15. All communications from you shall be addressed to us care of Royce Investment Group, Inc., 199 Crossways Park Drive, Woodbury, New York 11797, Attention: Syndicate Department. Any notice from us to you shall be deemed to have been fully authorized by the underwriters and to have been duly given if mailed, telegraphed or telexed to you at the address to which this letter is mailed. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws. Time is of the essence in this Agreement.

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If you desire to become a member of the Selected Dealers, please advise us to that effect immediately by telegram and sign and return to us the enclosed counterpart of this letter.

                                           Very truly yours,

                                           ROYCE INVESTMENT GROUP, INC.



                                           By: _______________________________
                                               Name:__________________________
                                               Title: ________________________


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Royce Investment Group, Inc.
199 Crossways Park Drive
Woodbury, New York 11797

Ladies and Gentlemen:

         We hereby accept membership in the Selected Dealers on the terms specified above and confirm all of the representations and warranties contained in the Selected Dealer Agreement applicable to us by our becoming a member of the Selected Dealers, including but not limited to the representations and warranties set forth in Paragraphs 10 and 11 of the Selected Dealer Agreement. We hereby acknowledge receipt of the final Prospectus and subscribe for __________ shares of Common Stock of Grand Court Lifestyles. In purchasing any shares of Common Stock, we have relied solely on the final Prospectus and on no other statements, written or oral.


Dated:______________ ___, 1998.



                                           __________________________________



                                           By: _______________________________
                                               Name:__________________________
                                               Title: ________________________


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